EXHIBIT 10.20
                               PERRY'S MAJESTIC


May 4, 1998


Village Cannery of Vermont, Inc.
291 Barre Montpelier Road
Barre, Vermont 05641

Att: Claire Maguire

Dear Ms. Maguire:

  Perry's Majestic Beer, Inc., a Delaware corporation (the "'Buyer"), is pleased to make this proposal whereby Buyer will acquire substantially all of the assets and the business (collectively, the "Assets") of Village Cannery of Vermont, Inc., a Vermont corporation ("Village Cannery"), upon terms and conditions set forth below.

      1. Purchase Price. Seller agrees to sell and convey to Buyer the Assets of Village Cannery (the "transaction"). In consideration for the Assets, Buyer agrees that at closing on the transaction (the "Closing"), Buyer shall pay to Village Cannery the sum of $2,000,000 in cash.

      Additionally, as and for further consideration for the Assets, Buyer will enter into written employment agreements with Jack Maguire and Claire Maguire (the "Employment Agreements"). Such Employment Agreements shall provide for annual compensation to Mr. and Mrs. Maguire in the aggregate amount of (to be allocated at their direction) of $100,000 (the "Base Salary'). Each employment agreement shall (i) be for a term of five (5) years, with the Base Salary adjusted annually to account for cost of living increase, if any; (ii) provide for medical insurance coverage for Mr. and Mrs. Maguire, (iii) grant to Mr. and Mrs. Maguire options to purchase (a) 200,000 shares of Common Stock (the "Common Stock") of Buyer each year during the term of the Employment Agreement and (b) 200,000 shares of Common Stock of Buyer upon execution of the letter of intent, all at an exercise price based upon fair market value of the Common Shares; and
(iv) appoint Jack Maguire and Claire Maguire to the Board of Directors of Buyer. Mr. and Mrs. Maguire shall have the right to designate a third member of the Board of Directors unless one of the present members of the Board of Directors resigns prior to closing.

      The Buyer and Village Cannery hereby agree that Buyer has the right to convert this Transaction into a Stock Purchase Agreement, on terms and conditions acceptable to all parties, at any time prior to the execution of a definitive agreement which contains the provisions outlined above in Section 1.

      2. Exclusivity. The acceptance of this letter by Village Cannery will constitute Village Cannery's grant to the Buyer of an exclusive option for the period commencing on the date hereof through and ending September 1, 1998 (the "Option Period") to consummate the Transaction in accordance with the terms of the Definitive Agreement (as hereinafter defined) and your agreement that during the Option Period neither Village Cannery nor any of its officers, directors, representatives or affiliates shall directly or indirectly solicit, initiate, engage in or continue any discussions with respect to the possible sale or other disposition of all or part of Village Cannery's business, assets or capital stock including the Assets, whether by sale, merger or other business combination, or enter into any other transaction which is inconsistent with the transaction contemplated hereby. In consideration for the Option, the Buyer shall pay to Seller, upon execution of this Agreement, the


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sum of One Thousand  Dollars ($1,000) which sum shall be applied against the the purchase price at Closing. The Buyer and Village Cannery agree that upon execution of this Agreement they shall negotiate in good faith toward the execution of the Definitive Agreement. In the event the Buyer determines that it will not proceed with the transaction, it shall promptly notify Village Cannery in writing whereupon Village Cannery's obligations pursuant to this paragraph 2 shall terminate with no further force and effect; provided however, that such a determination was a result of a breach of Village Cannery of its obligations under this paragraph 2, then, in addition to any other remedies available to the Buyer, Village Cannery shall be obligated to reimburse the Buyer for all costs and expenses incurred by the Buyer in connection herewith; provided, however, that in no event will Village Cannery be required to pay in excess of $10,000 in the event of such breach by Village Cannery.

      3. Investigation. From the date hereof, Village Cannery shall (i) permit the Buyer and its accounting, legal and other representatives to conduct an investigation and evaluation of Village Cannery, (ii) provide such assistance to any one of the foregoing as is reasonably requested, and (ii) give access at mutually agreeable times during business hours to all things related to Village Cannery. Jack Maguire shall have the right to be present at all times Buyer conducts suet, investigation and evaluation.

      4. Principal Conditions. The parties hereby agree to commence negotiations in good faith toward the execution and delivery of a definitive agreement (the "Definitive Agreement"), subject to the satisfaction of the following conditions precedent:

      a. Further Investigation. The Buyer and its agents and representatives shall have completed, and shall be satisfied with the results of, its continuing due diligence review of Village Cannery;

      b. Material Adverse Changes. The absence of any material adverse change in the financial condition, assets, liabilities, business or prospects of Village Cannery;

      c. Definitive Agreement. The Definitive Agreement shall contain customary representations, warranties, covenants, indemnities and conditions to the Closing of the Transaction, including inter alia: (i) traditional representations and warranties, which will survive the Closing, as to the condition and value of the Assets; (ii) satisfactory compliance with applicable laws; (iii) obtaining all necessary consents in order to consummate the Transaction including landlord and other third party consents; (iv) non-compete provisions; (v) obtaining required Vermont and Federal licenses and permits; and
(vi) the fulfillment of other conditions as the Buyer may reasonably request.

      d. Financing. The Transaction is expressly contingent upon the ability of the Buyer to secure financing of the $2,000,000 cash portion of the Purchase Price on terms and conditions acceptable to Buyer.

      e. Required Approvals. Seller and Buyer shall have received all such approvals of their respective directors and stockholders as may be required pursuant to the laws of their respective states of incorporation and any regulatory authorities.

      5. Press Release. Except as otherwise required under applicable federal securities law, Village Cannery and the Buyer shall agree on the content and timing of all public announcements relating to the Transaction to the financial community, governmental agencies and the public generally.

      6. Confidential Business Information. Buyer agrees end acknowledges that in connection with its review of Village Cannery's records and financial information as called for hereunder it shall have access to confidential business information, the use or disclosure of which could result in serious


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damage or harm to Village Cannery. As a consequence and as a material inducement to Village Cannery to enter into this letter of intent, Buyer agrees that it shall not at any time furnish, publish or disclose to any person or entity, or make use in any way, any trade secrets or other business or financial information, data or other expertise acquired through review of Village Cannery's financial or business information as called for hereunder or which relates to Village Cannery's business, products, processes, methods, recipes, formulas, sales techniques, routes, customers, equipment or services including, but not limited to, customer lists, route lists and pricing and profit margin information. Buyer acknowledges and agrees that all of the information described above is the exclusive property of and belongs absolutely to Village Cannery, and Buyer hereby acknowledges and agrees that all right, title and interest in and to said information is, and shall remain at all times exclusively the property by Village Cannery. Buyer agrees to keep all such information strictly secret and confidential at all times and not to make any use of such information except as may be expressly authorized by Village Cannery. Upon termination of
this  letter  of  intent  without   execution  of  a  Definitive   Agreement  as
contemplated hereunder, Buyer shall, without further demand by Village Cannery, immediately and unconditionally return all copies or originals of all records, documents, information and other property of or regarding Village Cannery, including computer records, magnetic and other electronic media, to Village Cannery.

      This paragraph 6 shall survive the termination of this letter of intent. Upon breach of any of the covenants contained herein, Village Cannery may have resort to all rights and remedies available to it at law or in equity, including, but not limited to, money damages, recovery of profits derived from unauthorized use of disclosure of trade secrets or other confidential business information and injunctive relief restraining disclosure or use of any such information by Buyer or any third party to whom disclosure is made, it being expressly acknowledged by Buyer that money damages alone may not be an adequate remedy for breach of this Covenant.

      7. Legal Effect: Acquisition of the Buyer's Securities. Your acceptance of this letter will constitute your representation to the Buyer that neither the Buyer, its agents, employees, affiliates or controlling persons will incur any liability in connection with the consummation of the Transaction to any third party with whom you or your directors, employees, agents or representatives have had discussions regarding the disposition of the assets, stock or business of Village Cannery, including without any limitation to any broker, finder or investment banker. Village Cannery and its affiliates and controlling persons agree that for a period of three (3) years following the date hereof will not, without the prior written consent of the Buyer (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities of the Buyer, or any successor thereto (ii) make or in any way participate, directly or indirectly in any "solicitation" or "proxies" to vote (as such terms are defined and used in the rules, regulations and releases of the Securities and Exchange Commission), (iii) make any public announcement or offer with respect to, or submit proposal for, any transaction involving the Buyer or its securities or assets, or (iv) in connection with the foregoing, seek to advise or influence any person or entity or form or join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

      It is expressly understood that this Agreement is a non-binding letter of intent and that no obligation of any nature whatsoever is intended to be created, except as set forth in paragraphs 2,5 and 7 hereof. This letter may be signed in counterparts. If you are in agreement with the terms of this letter, please execute the enclosed copy of this letter in the space provided below and return it to the undersigned by no later than May 11, 1998.




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      The Buyer looks forward to your response to this offer and to working with you on a mutually beneficial and successful transaction.

Very truly yours,

PERRY'S MAJESTIC BEER, INC.


By:/s/ Robert J. Sipper
-----------------------
    Robert J. Sipper, President

Agreed to and Accepted as of
the Date First Written Above:

VILLAGE CANNERY OF VERMONT, INC.



By: /s/ Claire Maguire
    Claire Maguire, President